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                     February 10, 2023

       Nelson Grist
       Chief Executive Officer
       Perk International, Inc.
       2375 East Camelback Rd., Suite 600
       Phoenix, AZ 85016

                                                        Re: Perk International,
Inc.
                                                            Form 10-K for
Fiscal Year Ended May 31, 2022
                                                            Filed September 14,
2022
                                                            File No. 000-56184

       Dear Nelson Grist:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services